Exhibit 4.18

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Riot Platforms, Inc. (“us”, “our”, “we”, “Riot”, or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”): our common stock, no par value per share (“Common Stock”).

CAPITAL STRUCTURE

Our authorized capital stock consists of (i) 340,000,000 shares of common stock, no par value per share, (“Common Stock”) and (ii) 15,000,000 shares of “blank check” preferred stock, no par value per share, (“Preferred Stock”). Our Preferred Stock includes (a) 2,000,000 shares of preferred stock designated as “2% Series A Convertible Preferred Stock” and (b) 1,750,001 shares of preferred stock designated as “0% Series B Convertible Preferred Stock.”

DESCRIPTION OF CAPITAL STOCK

The following are summary descriptions of our capital stock and related provisions of our Articles of Incorporation, as amended, (the “Articles”) our Bylaws, as amended, (the “Bylaws”) and applicable provisions of Nevada law. These summary descriptions do not purport to be complete and are qualified in their entirety by reference to our Articles and Bylaws, which are filed with the U.S. Securities and Exchange Commission (the “SEC”) as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (of which this Exhibit 4.18 is a part) and incorporated by reference herein. These summary descriptions of our capital stock are subject to, and should be read in conjunction with, our Articles and Bylaws, as well as to the relevant provisions of Nevada law.

Common Stock

The Company is authorized to issue up to 340,000,000 shares of Common Stock, without any par value per share.

Voting Rights

Each holder of our Common Stock is entitled to one vote for each share held of record on all matters to be voted on by such holders. Holders of our Common Stock are not entitled to cumulative voting rights.

Except as required by law or provided by our Articles or Bylaws, the affirmative vote of the majority of shares present or represented by proxy and voting at a meeting is required to approve a matter presented to the vote of our stockholders.

A vote of at least a majority of the voting power of all affected outstanding shares of our capital stock entitled to vote is required to amend provisions of our Articles of Incorporation.

Holders of our Common Stock elect directors to our Board of Directors (“Board”). Director nominees are elected to the Board by a plurality of votes cast at a meeting of stockholders called for that purpose. Vacancies created on the Board by the departure, death or removal of a director may be filled by approval of the remaining directors on the Board.

Classified Board

Under our Bylaws, our Board is divided into three classes of directors serving staggered three-year terms. Thus, only one third of our directors are required to stand for election by our stockholders each year. We believe that a classified board structure helps to ensure the continuity and stability of the Board and our business strategies and policies.

Dividend Rights

The holders of shares of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board, in its sole discretion, from funds legally available therefor. Dividends may be paid on our preferred stock out of funds legally available for dividends, when and if declared by our Board. We have never declared or paid a cash dividend on our preferred stock and intend to retain earnings, if any, to finance the expansion of our business. We do not anticipate paying any cash dividends in the foreseeable future.

Liquidation, Dissolution or Winding Up

Upon liquidation, dissolution or winding-up, holders of our Common Stock are entitled to share ratably in the net assets legally available for distribution to such holders after payment of all our debts and other liabilities, and subject to any preferential rights of the holders of such Preferred Stock, if any.

No Preemptive, Redemption or Conversion Rights

Our Common Stock is not redeemable, has no sinking fund provision or subscription rights, and does not entitle the holder to any conversion or preemptive rights. The rights, preferences, and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights, preferences, and privileges of the holders of shares of our Preferred Stock (if any), including any series of Preferred Stock that our Board may designate in the future (if any).

Fully Paid and Non-assessable

All outstanding shares of our Common Stock are fully paid and non-assessable.

Listing

Riot common stock is listed on the Nasdaq Capital Market under the trading symbol “RIOT”.

No Liability for Further Calls or Assessments

The Company’s common stock is not liable to further calls and assessments beyond any consideration required in connection with their initial issuance or vesting.

Transfer and Registration of Stock

The transfer agent and registrar for our common stock is Equiniti Trust Company, d/b/a “EQ by Equiniti,”. Its address is 1110 Centre Pointe Curve Suite 101, Mendota Heights, MN 55120.

Preferred Stock

The Company is authorized to issue up to 15,000,000 shares of “blank check” Preferred Stock, without any par value per share, in one or more series approved by the Board, subject to any limitations prescribed by applicable law, without further vote or action by the stockholders. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be authorized and designated by our Board, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights, and preemptive rights.

Preferred Stock is available for possible future financings or acquisitions and for general corporate purposes without further authorization of stockholders unless such authorization is required by applicable law, the rules of the Nasdaq Capital Market or other securities exchange or market on which our stock is then listed or admitted to trading.

Our Board may authorize the issuance of Preferred Stock with voting, conversion, or preferential rights that could adversely affect the voting power or other rights of the holders of Common Stock. Further, the issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, under some circumstances, have the effect of delaying, deferring or preventing a change in control of the Company.

The terms, if any, on which shares of our Preferred Stock may be convertible into or exchangeable for shares of our Common Stock shall be established by the Board and stated in the certificate of designation or applicable offering document pertaining to any issuance of Preferred Stock.

As of February 27, 2023, 2,000,000 shares of our Preferred Stock have been designated by the Board as “2% Series A Convertible Preferred Stock” and 1,750,001 shares of our Preferred Stock have been designated by the Board as “0% Series B Convertible Preferred Stock.”

As of February 27, 2023, there were no shares of our Preferred Stock outstanding, following the conversion into shares of our Common Stock of all previously issued shares of our 2% Series A Convertible Preferred Stock and our 0% Series B Convertible Preferred Stock.

Series B Preferred Stock

On November 2, 2917 we designated 1,750,001 shares of preferred stock as “0% Series B Convertible Preferred Stock.” The shares of 0% Series B Convertible Preferred Stock are non-voting and convertible into shares of common stock based on a conversion calculation equal to the stated value of the 0% Series B Convertible Preferred Stock, plus all accrued and unpaid dividends, if any, as of such date of determination, divided by the conversion price. The stated value of each share of 0% Series B Convertible Preferred Stock is $6.80 and the initial conversion price is $6.80 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. The holders of 0% Series B Convertible Preferred Stock are entitled to receive dividends if and when declared by the Company’s board of directors. The 0% Series B Convertible Preferred Stock is also subject to beneficial ownership limitations and conversion limitations.

During the year ended December 31, 2022, the remaining 2,199 shares outstanding of the Company’s 0% Series B Convertible Preferred Stock were converted to 2,199 shares of its common stock.